Brooke Corporation Announces Third Quarter Earnings

Brooke Credit and Brooke Capital Subsidiaries Become Publicly Traded Companies During the Quarter

OVERLAND PARK, Kan. Nov. 6, 2007 - Brooke Corporation (Nasdaq: BXXX) today reported its third quarter financial results. The company also announced that shareholders of Brooke Capital have approved the proposal that provides for the merger of Brooke Corporation's wholly-owned subsidiary, Brooke Franchise Corporation, into Brooke Capital Corporation. The merger will be consummated as soon as all other closing conditions have been met, including regulatory approvals.

The merger of Brooke Franchise into Brooke Capital mostly completes the process of transition of Brooke Corporation from operating a portfolio of diversified privately-held businesses to holding investments in publicly-traded companies. Starting with the third quarter of 2007, Brooke Credit and Brooke Capital will conduct their own quarterly conference calls with the investment community to discuss their operational and financial results. We encourage our investors to participate in these calls.

"The third quarter represented one of the most exciting periods of time in our company's history. The process of Brooke Credit and Brooke Capital becoming publicly-traded companies during the third quarter required substantial managerial attention and resources; however, we believe that Brooke Corporation investors will benefit from the enhanced industry focus and increased accountability provided by this separation," said Keith Bouchey, Brooke Corporation's president and chief executive officer. "We also believe our investors will benefit from the additional flexibility that allows Brooke Corporation to sell part or all of its interest in one subsidiary to reinvest in another business activity or for other corporate purposes. Finally, the Brooke Credit merger allows Brooke Corporation shareholders to diversify their exposure to the credit markets and share the risk related to recent credit market uncertainties."

The consolidated total equity of Brooke Corporation, including minority shareholder interests, was approximately $130,000,000 on Sept. 30, 2007, as compared to consolidated total equity of approximately $57,000,000 on Sept. 30, 2006. Primarily as a result of the merger of Brooke Credit with the publicly-traded Oakmont Acquisition Corporation, the capital raising activities and the impact of the year-to-date retained earnings, the Brooke Corporation book value per share has increased to $4.41 from $3.24, a 36% increase since December 31, 2006," said Bouchey.

Financial Results

Consolidated Activities For accounting purposes, Brooke Corporation currently consolidates the financial results of Brooke Credit and Brooke Capital (its investment activities), with Brooke Corporation's banking and other operations (its non-investment activities). Brooke Corporation's ownership of and relationship with Brooke Credit and Brooke Capital may eventually be changed so as to require that one or both of these companies instead be reflected in Brooke Corporation financials as investment assets. Factors causing such change include, without limitation, sales by Brooke Corporation of some or all of its shares in Brooke Credit or Brooke Capital, exercise by non-affiliates of warrants in Brooke Credit and direct issuance and sale of new shares by Brooke Credit or Brooke Capital.

As summarized below, Brooke Credit and Brooke Capital are profitable and continue to grow rapidly. However, Brooke Corporation incurred a consolidated loss of $0.7 million on consolidated revenues of $54.1 million for the third quarter, as compared to a profit of $2.6 million on revenues of $48.7 million in the third quarter of 2006. The quarterly loss was due primarily to expenses associated with the Brooke Credit and Brooke Capital merger transactions. "Given the one-time nature of most of these transaction-related expenses, we expect that third quarter losses were an isolated incident and expect to return to profitability in the fourth quarter of 2007," continued Keith Bouchey.

Specifically, Brooke Capital incurred merger and listing related expenses in the third quarter totaling $0.5 million, Brooke Credit incurred merger related stock compensation expenses in the third quarter totaling approximately $1.0 million and Brooke Corporation incurred additional separate merger related expenses in the third quarter totaling at least $0.2 million. Brooke Corporation also established a $3.0 million reserve for its guaranty of franchise receivables in conjunction with the Brooke Capital merger.

Consolidated 2007 year-to-date revenues increased 29%, to $174.7 million from $135.4 million during the same period of 2006. Despite a third quarter loss, Brooke Corporation's consolidated 2007 year-to-date profits total $8.9 million which is approximately the same as 2006 year-to-date profits of $9.1 million.

Investment Activities Brooke Credit and Brooke Capital are managed by executives with experience and expertise in their respective industries, not by Brooke Corporation. As such, Brooke Corporation's primary analysis of its investment in these companies focuses on stock price.

As of Sept. 30, 2007, Brooke Corporation owned 15,967,444 shares of Brooke Credit or 62 percent of Brooke Credit's outstanding shares. During the third quarter, the stock price of Brooke Credit ranged from a high of $5.81 to a low of $4.90, resulting in unrealized investment gains up to approximately $14 million. Brooke Credit's profits for the nine months ended Sept. 30, 2007, were $10.7 million on revenues of $34.9 million, as compared to profits of $5.4 million on revenues of $19.4 million for the comparable period in the previous year. Brooke Credit's profits for the three months ended Sept. 30, 2007, were $2.3 million on revenues of $10.1 million, as compared to profits of $2.9 million on revenues of $9.7 million for the comparable period in the previous year.

Adjusted to include shares issued at the anticipated closing of the announced merger and exchange, at Sept. 30, 2007, Brooke Corporation owned 7,338,967 shares of Brooke Capital or 81 percent of Brooke Capital's outstanding shares. During the third quarter, the stock price of Brooke Capital ranged from a high of $6.85 to a low of $5.15, resulting in unrealized investment gains up to approximately $43.0 million. Brooke Capital's profits (on pro forma basis to reflect the previously announced merger and exchange) for the nine months ended Sept. 30, 2007, were $5.5 million on revenues of $142.7 million, as compared to profits of $2.4 million on revenues of $124.0 million for the comparable period in the previous year. Brooke Capital's profits for the three months ended Sept. 30, 2007, were $1.3 million on revenues of $42.8 million, as compared to a loss of $1.5 million on revenues of $40.1 million for the comparable period in the previous year.

Non-Investment Activities Brooke Corporation's non-investment related activities are limited primarily to banking operations and corporate activities.

Brooke Corporation conducts its banking and other operations through a wholly-owned subsidiary, Brooke Brokerage Corporation, and through Brooke Savings Bank, which is wholly-owned by Brooke Brokerage. Brooke Corporation believes that future development of Brooke Savings Bank's independent agent banking program will increasingly contribute to its profits. Brooke Brokerage, however, is not expected to significantly impact overall financial results for Brooke Corporation in the near future. "Moving forward, we are very excited about implementing our strategy of offering a full spectrum of retail banking products through both dedicated bank agents and bank agents who are also Brooke insurance franchisees," added Bouchey. "Our bank agent program will get a healthy boost once we receive regulatory approval to consummate the previously announced transaction with Bank of the West to acquire a 45 location agent bank network in Kansas."

Brooke Brokerage's (including Brooke Savings Bank) had a profit of $0.1 million for the three months ended Sept. 30, 2007 and a loss of $0.1 million for the nine months ended Sept. 30, 2007. Brooke Corporation's corporate expenses increased significantly during the third quarter primarily as the result of merger-related expenses.

Earnings Conference Call Mr. Bouchey will host a conference call tomorrow, Wednesday, Nov. 7 at noon EST to discuss Brooke Corporation's banking and corporate results for the third quarter of 2007. To join the Brooke Corporation call, please dial (866) 831-6247 in the United States and Canada, or (617) 213-8856 if calling internationally. The conference ID number is 13787597.

Brooke Corporation shareholders, as indirect shareholders of Brooke Credit and Brooke Capital, are encouraged to participate in the earnings calls held tomorrow, Wednesday, Nov. 7 at 10 a.m. EST by Brooke Credit (finance company) executives and at 11 a.m. EST by Brooke Capital's (insurance and insurance agency franchising) executives.

To join the Brooke Credit call, please dial (866) 271-6130 in the United States and Canada, or (617) 213-8894 if calling internationally. The conference ID number is 57012444. To join the Brooke Capital call, please dial (866) 356-4281 in the United States and Canada, or (617) 597-5395 if calling internationally. The conference ID number is 20099154.

About Brooke Corporation ... Brooke Corporation is a holding company listed on the Nasdaq Global Market under the symbol "BXXX". Brooke Corporation owns 100 percent of Brooke Brokerage Corporation, a banking organization with a federally-chartered thrift institution that operates an "agent bank". Brooke Corporation owns 62 percent of Brooke Credit Corporation, a finance company specializing in insurance-related lending. Brooke Corporation owns (before adjustment for closing of the announced merger and exchange) 52 percent of Brooke Capital Corporation (AMEX:BCP), an insurance organization with a life insurance company and, subject to closing of a merger with Brooke Franchise Corporation, a non-standard auto insurance company and an insurance agency franchisor.

Investor Relations Contact
Kate Sidorovich, Market Street Partners, kate@marketstreetpartners.com or (415) 445-3236

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This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the company and its affiliates will successfully establish Brooke Credit and Brooke Capital as independent, publicly-traded companies, the market price of the shares of Brooke Credit and Brooke Capital common stock, uncertainties associated with market acceptance of and demand for the company's products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, the ability of the company and its affiliates to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke's business is provided in Brooke Corporation's most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.